Exhibit 10(a)1
SOUTHERN COMPANY
OMNIBUS INCENTIVE COMPENSATION PLAN
FORM OF TERMS
PERFORMANCE SHARE AWARD

A Performance Share Award is subject to the following terms and conditions:

1.
Award. A target number of performance units (“Performance Shares” or “Performance Share Award”) is granted by the Compensation and Management Succession Committee (“Committee”) of The Southern Company (“Company”) Board of Directors to a Participant. The Performance Share Award provides the Participant an opportunity to earn shares of Common Stock based on Company performance over a three-year Performance Period (as defined below) against the performance goal measures set forth in Exhibit 1. Performance Share Awards are granted pursuant to and are governed by the Southern Company Omnibus Incentive Compensation Plan, as amended from time to time (“Plan”).

2.
Terms. Terms used in this Form of Terms that are defined in the Plan will have the meanings ascribed to them in the Plan. The Long Term Incentive Program Document (the “LTI Program Document”), an administrative document adopted by the Committee which is set forth at https:/mysource.southernco.com, contains additional provisions that apply to Performance Share Awards. Performance Share Awards are subject to the terms and conditions set forth in the Plan and any other administrative documents adopted by the Committee from time to time. If there is any inconsistency between the terms herein and the terms of the Plan or any administrative document adopted by the Committee, the Plan’s terms and the administrative document’s terms will supersede and replace the conflicting terms of this Form of Terms.

3.
Performance Period. The period during which the performance goal measures apply (“Performance Period”) will be a three-year period that begins on January 1 of the year the Performance Share Award is granted to a Participant and ends on December 31 of the three-year period.

4.
Number of Target Performance Shares and Deemed Dividends. A target number of Performance Shares awarded to a Participant shall be determined by the Committee and allocated among the goals established by the Committee as set forth in Exhibit 1. No actual shares of Common Stock are issued to, or otherwise set aside for, the Participant at the time of grant.

The deemed dividends associated with the Performance Shares during the Performance Period shall be credited and treated as reinvested in additional Performance Shares. Reinvested dividends will not be received until the Performance Share Award is paid out and will depend on Company achievement of the performance goals. If no Performance Shares are earned and paid out, no dividends will be paid out.

5.	Establishing Performance Goal Measures. The performance goal measures will be established by the Committee within the first 90 days of the Performance Period.

6.	Determining Payment of Performance Share Award. After the end of the Performance Period, a Participant shall receive between 0% and 200% of the

Performance Share Award, as adjusted to reflect deemed dividend reinvestment, depending on Company performance measured against the performance goals approved by the Committee set forth on Exhibit 1. Each goal result will be determined and a payment percentage determined relative to the target amount of Performance Shares granted to the Participant. Prior to payment, the Committee shall certify that the requirements necessary to receive a payment under each performance goal have been met. Payment for performance between points is interpolated on a straight-line basis.

7.
Vesting and Payment of Award. The Performance Share Award does not vest until the last day of the Performance Period (“Vesting Date”). A Participant must be an Employee on the Vesting Date to receive payment, except as follows:

Employment Termination Event	Impact on Performance Shares	Vesting and Timing of Payment
Retirement	Full payment of earned Award	No change to vesting and payment schedule
Disability	Earned Award is prorated based on months of actual employment during Performance Period	No change to vesting and payment schedule
Death	Earned Award is prorated based on months of actual employment during Performance Period	No change to vesting and payment schedule
Other voluntary or involuntary separation	Forfeit unvested Award	N/A
Cause (as determined by the Committee)	Forfeit unpaid Award, even if vested	N/A

See the LTI Program Document for additional information on the impact of certain employment events on the vesting of Performance Share Awards.

Performance Share Awards will be paid in unrestricted shares of Common Stock as soon as practical following the end of the Performance Period, but in no event later than March 15 immediately following the end of the Performance Period.

The Performance Share Award payment is subject to applicable withholding taxes. For purposes of tax calculations, the value of the Common Stock earned by a Participant will be determined based on the Fair Market Value on the payment date. The actual number of shares a Participant may receive will be reduced by the number of shares reflecting the amount of withholding taxes.

8.	Deferral of Payment. Participants in the Southern Company Deferred Compensation Plan may not defer receipt of Performance Share Award payments.

9.
Transferability and Share Ownership. Performance Shares are not transferable or assignable in any manner except by will or the laws of descent and distribution. A Participant is not considered to own any shares of Common Stock based on the Performance Share Award until the Common Stock is issued to a Participant.

10.
No Right to Employment. Neither a Performance Share Award nor this Form of Terms creates any right to employment or continuation of current employment or the right to any future Awards under the Plan. No provision of this Form of Terms shall be construed to affect in any manner the existing rights of the Company or its affiliates to suspend, terminate, alter or modify, whether or not for cause, the Participant’s employment relationship with the Company or its affiliates.

11.
Impact on Other Plans. Neither the Performance Share Award nor the final payment of the Performance Share Award in Common Stock is considered “Compensation” for purposes of the Southern Company Employee Savings Plan or “Earnings” as defined in The Southern Company Pension Plan. Payments to Participants shall not be considered wages, salary, or compensation under any other Company-sponsored employee benefit or compensation plan or program, unless the explicit terms of such plan or program provide otherwise.